EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-235768 and 333-252087), Form S-8 (File No. 333-220781) and Form S-3 (File Nos. 333-226065, 333-231035, 333-231954, 333-240129, 333-252623 and 333-256476) of AzurRx BioPharma, Inc. of our report dated August 30, 2021 with respect to the balance sheets of First Wave Bio, Inc. as of December 31, 2020 and 2019 and the related statements of operations, stockholders’ equity (deficit), and cash flows, for the years then ended, which report appears in the Form 8-K of AzurRx BioPharma, Inc. dated September 13, 2021.

/s/ Plante & Moran, PLLC

Southfield, Michigan

Consent Date